SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 2, 2007
GeoEye, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-50933	20-2759725
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification
of Incorporation)		No.)
21700 Atlantic Boulevard
Dulles, VA 20166
(Address of Principal Executive Offices)
(703) 480-7500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

NOTE: GeoEye, Inc. is filing this Current Report on Form 8-K to announce its financial results for the quarter ended June 30, 2007, to announce the election of a new Director (and related indemnification agreement) and to highlight for investors the current status of the GeoEye-1 satellite program.
Item 1.01 Entry into a Material Definitive Agreement
Effective as of August 2, 2007, GeoEye, Inc. (“Company”) entered into a Director Indemnification Agreement (“Agreement”) with Roberta E. Lenczowski, in connection with her election to the Company’s Board of Directors and the Board of Directors of its Subsidiary, ORBIMAGE Inc., (the “Subsidiary”), as described in Item 5.02 below.
The terms of the Indemnification Agreement provide, among other things, that the Company or the Subsidiary, as the case may be, will indemnify such director, acting in good faith, against any and all losses, claims, damages, expenses and liabilities arising out of their service to, and activities on behalf of, the Company or the Subsidiary. The form of the Agreement between the Company and the Subsidiary and its directors is included in this report attached hereto as Exhibit 10.1.
Item 2.02 Results of Operations and Financial Condition.
Revenues for the three months ended June 30, 2007 and 2006 were $48.3 million and $35.1 million, respectively, and $85.1 million and $65.4 million for the six months ended June 30, 2007 and 2006, respectively. The increases for both periods were mostly attributable to an increase in deliveries of imagery and production services under contracts with the National Geospatial-Intelligence Agency (“NGA”) of $10.1 million for the second quarter and $16.6 million for the six month period. The remaining variance is attributable to increases and decreases across the Company’s other businesses, namely the inclusion of the operations of M.J. Harden Associates, Inc., which was acquired in March 2007, offset by the absence of revenue generated from the OrbView-3 satellite, which suffered an anomaly during the first quarter of 2007 and is no longer operational.
Income from operations for the three months ended June 30, 2007 and 2006 were $25.7 million and $9.7 million, respectively. The $16.0 million increase is primarily driven by the $13.2 million revenue increase described above and by the absence of $5.3 million of depreciation expense on the OrbView-3 satellite that would have been incurred in the second quarter of 2007. Income from operations for the six month periods ended June 30, 2007 and 2006 were $0.7 million and $13.3 million, respectively. The 2007 year-to-date results include a charge of $36.1 million associated with the loss of OrbView-3. Excluding this charge, income from operations for the six months ended June 30, 2007 would have been $36.8 million. The $23.5 million increase from the comparable 2006 period mainly consists of the $19.7 million increase in revenues described above and the absence of $5.9 million of depreciation expense in 2007 associated with the OrbView-3 satellite.
Net income for the quarter ended June 30, 2007 was $23.4 million, or $1.07 per diluted share, as compared to net income for the quarter ended June 30, 2006 of $6.2 million, or $0.29 per diluted share. Our net loss for the six months ended June 30, 2007 was $6.8 million, or $(0.39) per diluted share. Excluding the OrbView-3 charge, net income for the six month period would have been $29.3 million, or $1.35 per diluted share. Net earnings for the six months ended June 30, 2006 was $6.8 million, or $0.32 per diluted share.
Additional information regarding our results of operations and financial condition are detailed in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, which will be filed in conjunction with this Form 8-K.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(d) Election of Director
On August 2, 2007, at a regularly scheduled Board meeting, the Board of Directors of GeoEye, Inc. passed a resolution electing Roberta E. Lenczowski to fill a vacancy and serve as a Director of the Company and its Subsidiary effective immediately. Previously, Ms. Lenczowski had a long and distinguished career as an executive of the National Geospatial-Intelligence Agency (“NGA”), most recently serving as NGA’s Technical Executive and West Senior Executive. After retiring from NGA, she formed Roberta E. Lenczowski Consulting in May 2005 serving a variety of clients and currently serves as a Board Director of EarthData International, Inc., TechniGraphics and Leonard Wood Institute and as an Academic Advisor for Sanborn Map Company, Inc.
As a result of Ms. Lenczowski’s election to the Board, there are no vacancies remaining on the Company’s Board of Directors. Ms. Lenczowski will be a member of the Compensation Committee and the Strategy and Risk Committee of the Board.
There is no understanding or arrangement between Ms. Lenczowski and any other person or persons with respect to her appointment as Director. Since January 1, 2005, there have been no transactions, nor are there any currently proposed transactions to which GeoEye, Inc. was or is to be a party with Ms. Lenczowski, or in which any member of her immediate family, had, or will have a direct or indirect material interest.
Item 8.01 Other Events.
We continue to make progress toward completion of the GeoEye-1 satellite, and testing of the satellite and components continue. We have encountered typical technical issues during the testing phase and are taking a deliberate and thorough approach to address and resolve these issues. To date we have uncovered no substantial design issues, but have had some individual component and piece-part problems. As testing continues, we expect to uncover other issues, some of which may affect schedule.
We previously indicated that we expected the launch of GeoEye-1 to occur in the fourth quarter of 2007. The effect of slower than anticipated progress on the satellite has resulted in our not being able to accept a fourth quarter 2007 launch slot. The official launch manifest has not been released by Boeing. We believe we are fourth in line to launch, which means we expect the GeoEye-1 launch to occur in the late first quarter or early second quarter 2008 time frame.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1. Form of Directors Indemnity Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 2, 2007	GEOEYE, INC.
	By:	/s/ Matthew M. O’Connell
Matthew M. O’Connell
President and Chief Executive Officer